Exhibit 10.21

LICENSE AGREEMENT

THIS AGREEMENT ("Agreement"), effective as of July __, 1999 ("Effective Date"), is entered into by and between NATIONAL JEWISH MEDICAL AND RESEARCH CENTER ("National Jewish"), a non-profit medical and research institution organized under the laws of Colorado and having principal offices at 1400 Jackson Street, Denver, Colorado 80206, and VistaGen, Inc., a corporation having an address at 325 MiddlePeld Road, Mountain View, California, 94043 ("VistaGen").

WHEREAS, VistaGen desires to obtain certain rights and license under intellectual property held or otherwise controlled by National Jewish covering the development and use of embryonic cell populations and cell lines invented by Gordon Keller, Ph.D. (hereinafter, "Inventor") and his co-inventors; and

WHEREAS, National Jewish is willing to grant such certain rights and license.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, National Jewish and VistaGen agree as follows:

SECTION 1 -DEFINITIONS

1.1 "Above Market Value" shall mean a dollar amount determined by multiplying the number of shares purchased in an equity investment times the difference between the per share price of the equity investment and the per share price of the immediately preceding equity investment. All references to "shares" in this Agreement shall refer to shares of VistaGen's capital stock calculated on a common stock equivalent basis.

1.2 "Biological Assays" shall include any genomics or functional approach, analyses, or determinations of the effects on genetics, phenotypes, genetic expression, and other endpomts of a biological composition using Licensed Technology for identifying or characterizing Discovered Molecules as non-cell based therapeutic or diagnostic products or as targets for identifying such products. In no case shall Biological Assays mean using Licensed Technology to develop genetic or proteomic databases or Screening Systems for marketing such databases or Screening Systems to third parties.

1.3 "Screening Systems" shall mean analyses and determinations of the effects on genetics, phenotypes, genetic expression, and other endpoints of chemical or biological compositions using Licensed Technology for: (i) generating commercial database information for marketing to third parties or (ii) prioritizing chemical or biological compositions for commercial development.

1.4 "Discovered Molecule" shall mean any separately patentable invention, that is gene, DNA, RNA, protein, or peptide and excluding Novel Derived Cell Lines, the discovery of which relied principally upon the practice of Licensed Technology.

1 5    "licensed Technology" shall mean cell populations, cell lines, immortalized cell lines, National Jewish Derived Cell Lines and methods for obtaining, propagating, culuiting, producing, and modifying the same, the use or practice of which in the absence of this Agreement would infringe one or more valid claims of Patent Rights.

1.6 "National Jewish Derived Cell Lines" shall mean any cell lines derived or held by National Jewish prior to the Effective Date by methods claimed under Patent Rights and comprising characteristics covered by one or more claims in the Patent Rights and which cell lines are identified as Cell Lines EBHX 1 through EBHX 15 (inclusive) or Cell Line D4T.

1.7 "Novel Derived Cell Lines" shall mean cell lines derived or immortalized after the Effective Date by methods claimed under Patent Rights and comprising characteristics covered by one or more claims in the Patent Rights

1.8 "Patent Rights" shall mean PA no 08/843,686 and all continuations, CIPs, divisional, foreign counterparts, extensions, and any patents issued therefrom, for which the costs of filing, prosecution, and maintenance has been paid by VistaGen, or by VistaGen and other licensees.

1.9 "VistaGen Technology" shall mean inventions, know-how, information, and other property owned or controlled by VistaGen which is not a National Jewish Derived Cell Line or a Novel Derived Cell Line and which, together with Licensed Technology provides a basis for interpretation of a Screening System.

1.10 "Territory" shall mean all the countries of the world.

1.11 "Sublicensee" shall mean any third party licensed by VistaGen to use Licensed Technology.

1.12 "VistaGen Revenues" shall mean (i) all revenues or other income received by VistaGen, and (ii) all gross proceeds received by VistaGen pursuant to the issuance of VistaGen securities (other than common stock issued to employees and consultants), including, without limitation, (a) sales of products or services; (b) research agreement revenues; (c) sales of equity, as calculated below; (d) any gross proceeds (at the time of the transaction) received from the sale of all or part of VistaGen's business, including the fair market value of any property, including securities, received upon such sale; (e) sale of debentures or other convertible instruments, and any other proceeds, revenues, or other income that would normally be disclosed by public companies under Federal securities laws. VistaGen Revenues derived from sales of equity shall include one hundred percent (100%) of all equity issued by VistaGen subsequent to the Effective Date up to 38,000,000; shall include gross proceeds received by VistaGen pursuant to that equity that is Above Market Value on equity raised in excess of $8,000,000; and shall not apply to and shall terminate upon the conclusion of the first equity issuance pursuant to an effective registration statement filed with the Securities and Exchange Commission. Any property other than cash or marketable securities included in VistaGen Revenues shall be valued at the fair market value of such property.

1.13   "Net Sales'* shall mean gross revenues for any product, comprising in whole or in part a Discovered Molecule, sold by VistaGen or by any Sublicensee, less the sum of the following:

(a)   discounts allowed in amounts customary in the trade;

(b)  sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c) outbound transportation prepaid or allowed, and

(d) amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by VistaGen or any Sublicensee, and on its payroll, or for cost of collections. Products shall be considered "sold" when billed out or invoiced.

If any such product is sold as a component of a combination of active ingredients, the Net Sales price shall be calculated by multiplying the Net Sales price of the combination product by the fraction A over A + B, in which "A" is the invoiced price of the product portion of the combination and "B" is the invoiced price of the other active ingredients of the combination when sold separately during the same accounting period. In the event that either the product portion of the combination or any of the other active ingredients of the combination were not sold separately during the same accounting period, the Net Sales price shall be calculated by multiplying the net sales price of the combination product by the fraction C over C + D, in which *C* is the standard fairy-absorbed cost of the product portion of the combination, and "D" is the standard fully-absorbed cost of the other active ingredients of the combination, with such costs being determined in accordance with generally accepted accounting practices.

SECTION 2 - GRANT OF RIGHTS

    2.1     Subject to the terms and conditions of this Agreement, National Jewish hereby grants to VistaGen an exclusive worldwide right and license under Patent Rights, with the right to sublicense, (i) to make, have made, use, sell, offer to sell, and import Screening Systems using Licensed Technology, and <ii) to National Jewish rights to Novel Derived Cell Lines derived solely by parties other than National Jewish employees worldwide for use in Screening Systems. At least thirty days prior to entering into any sublicense for the rights granted under this Section 2.1, VistaGen agrees to inform National Jewish of the terms of such sublicense.   National Jewish shall have the right to comment upon the terms of such sublicenses within ten days of receiving such terms from VistaGen and VistaGen agrees to respond in good faith to such comments within 10 days of receiving them,

2.2 Subject to the terms and conditions of this Agreement, National Jewish hereby grants to VistaGen a non-exclusive worldwide right and license under Patent Rights, with the right to grant sublicenses, to make and use Licensed Technology for Biological Assays.

2.3 National Jewish hereby grants VistaGen a time-limited, exclusive option to negotiate a license or licenses, under commercially reasonable terms, to National Jewish* s interests in additional applications of Licensed Technology for products and methods other than Screening Systems, Biological Assays, and Novel Derived Cell Lines. Such products and applications shall include, but are not limited to, cell-based therapeutics and gene therapy and gene delivery systems. Such option grant shall remain in effect for 18 months following the effective date of this Agreement and shall be renewable for two additional periods of 18 months each subject to (i) a renewal payment to National Jewish of $15,000 by VistaGen within 30 days of each renewal, and (ii) submission of satisfactory evidence of reasonable commercial due diligence with respect to the commercial potential of such additional applications by VistaGen over the course of the preceding 18-month time period.

2.4 National Jewish hereby grants VistaGen a time-limited, exclusive option to negotiate a license, under commercially reasonable terms and consistent with the exclusivity and uses granted in this Agreement, to National Jewish's interests in Novel Derived Cell Lines derived by employees of National Jewish or derived jointly by employees of National Jewish and VistaGen. Such option must be exercised, and a license negotiated, within nine months from the date any such Novel Derived Cell Line is disclosed to VistaGen, after which time National Jewish shall be free to license such Novel Derived Cell Line to any third party for any use other than for use in Screening Systems.

2.5 Notwithstanding any other provision of this Agreement, National Jewish hereby reserves the perpetual, royalty-free right for its employees and for Inventor to conduct research and other academic, non-commercial activities using Licensed Technology and Novel Derived Cell Lines licensed to VistaGen hereunder. It is the intent of the parties that National Jewish and Inventor shall be entitled to use Licensed Technology and Novel Derived Cell Lines to the fullest extent, including the right of National Jewish, and any other academic or non-profit employer of Inventor, to contract with third parties to obtain funding for farther research and development, provided that such parties are not granted any rights or licenses or options to the Licensed Technology which are inconsistent with the rights and licenses granted to VistaGen under this Agreement. Further, nothing in this Agreement shall restrict National Jewish, Inventor, or any other academic or non-profit employer of Inventor from distributing National Jewish Derived Cell Lines or Novel Derived Cell Lines to other researchers at academic or nonprofit institutions for non-commercial research purposes; provided that National Jewish shall notify VistaGen within 10 days of such distribution for any such distributions from National Jewish, and such parties receiving such distributions from National Jewish are restricted from further distribution of the technology.

SECTION 3 - DILIGENCE AND MILESTONES

3.1 VistaGen shall use its reasonable best efforts to develop Screening Systems using Licensed Technology and to market high throughput toxicity and efficacy screening services to the biotechnology and pharmaceutical industries,

3.2 In addition to the general diligence obligations m Section 3.1, VistaGen shall achieve the following milestones:

(a)
No later that the first anniversary of the Effective Date, VistaGen shall (i) establish a VistaGen corporate office and laboratory; (ii) complete technology transfer; and (iii) initiate drug profiling for the database.

(b)
No later than the second anniversary of the Effective Date, VistaGen shall: (i) execute at least one third party corporate agreement; (ii) develop the microliter version of the technology for high throughput screening, (iii) bring on line the cDNA profile technology, (iv) grow the company up to at least 25 people, and (v) have populated the database with a reasonable number of drug profiles.

(c)
No later than the third anniversary of the Effective Date, VistaGen shall: (i) execute at least two additional third party corporate agreements; and (ii) grow VistaGen consistent with the then current business plan.

3.3 National Jewish shall make reasonable efforts to inform VistaGen on a timely basis of the development of Novel Derived Celt Lines produced by National Jewish and disclosed to the Technology Transfer Program.

3.4 VistaGen shall make reasonable efforts to inform National Jewish on a timely basis of the development of Novel Derived Cell Lines produced by VistaGen or any Sublicensees.

3.5 National Jewish shall inform VistaGen on a timely and reasonable basis of the licensing of any retained Patent Rights to third parties. Such disclosure shall be made in a manner that does not disclose confidential information.

SECTION 4 - PAYMENTS AND RECORDS

4.1     In partial consideration for the rights and license granted to VistaGen in this Agreement, VistaGen agrees to pay National Jewish the following:

   (a)     A non-refundable, non-creditable License Fee of ten thousand dollars
($10,000), due within ten (10) days of the Effective Date;

(b)
A non-renindable, non-creditable License Fee of sixty-five thousand dollars ($65,000), due within thirty (30) days after VistaGen receives at least one million dollars ($1,000,000) of VistaGen Revenues or within 18 months after the effective date of this Agreement, whichever occurs earlier;

(c)
Full reimbursement for all reasonable and customary documented third party costs, not to exceed $65,000, incurred by National Jewish prior to the Effective Date of drafting, filing, prosecution, and maintenance of patent applications and issued patents under Patent Rights, due and payable upon the earliest of (i) thirty (30) days after VistaGen receives at least one million dollars ($1,000,000) of VistaGen Revenues, or (ii) upon the second anniversary of the Effective Date;

(d)
Full reimbursement for all reasonable and customary documented third party patent filing, prosecution, and maintenance costs incurred by National Jewish after the Effective Date for patent applications and issued patents under Patent Rights, subject to the provisions of Section 5.5 of this Agreement, due and payable within 30 days of the date such charges are invoiced to VistaGen by National Jewish;

(e)
National Jewish shall equally prorate and adjust all past and ftiture patent costs charged to VistaGen as a result under Sections 4.1(c) and 4.1(d) based upon the number of exclusive licensees of the Licensed Technology. This adjustment will be made within 30 days of National Jewish executes a new exclusive license agreement.

(f)
Annual Payments of one percent (1%) of VistaGen Revenues up to twenty million dollars ($20,000,000) in each year, plus one half of one percent (0.5%) of VistaGen Revenues greater than twenty million dollars ($20,000,000) in each year, due and payable on June 1 of each year during the term of this agreement, beginning June 1, 2000; provided that VistaGen shall be obligated to pay a minimum annual payment of at least twenty-five thousand dollars ($25,000) each year.

4.2 If VistaGen sublicenses Licensed Technology, National Jewish Derived Cell Lines or Novel Derived Cell Lines derived solely by National Jewish to a third party to practice Screening Systems or Biological Assays, VistaGen shall pay National Jewish sublicense fees equal to fifty percent (50%) of VistaGen Revenue actually received by VistaGen from each such Sublicensee, due and payable within 30 days of receiving such VistaGen Revenue from such Sublicensees. Payments to National Jewish under this Section 4.2 shall be tn addition to any other payments due under this Agreement.

4.3 If VistaGen sublicenses Licensed Technology together with VistaGen Technology to a third party to practice Screening Systems or Biological Assays, VistaGen shall pay National Jewish sublicense fees equal to ten percent (10%) of VistaGen Revenues actually received by VistaGen from each such Sublicensee, due and payable within 30 days of receiving such VistaGen Revenue from such Sublicensees. Payments to National Jewish under this Section 4 3 shall be in addition to any other payments due under this Agreement

4.4 If VistaGen identifies and characterizes a Discovered Molecule and subsequently licenses rights to such Discovered Molecule to one or more third parties, VistaGen shall pay National Jewish five percent (5%) of any VistaGen Revenues actually received under the terms of such license. In no case shall VistaGen be obligated to pay more than fifty percent (50%) of any VistaGen Revenues actually received. Payments to National Jewish under this Section 4.4 shall be in addition to any other payments due under this Agreement.

4.5 If VistaGen sells any products comprising, in whole or in part, a Discovered Molecule, VistaGen shall pay National Jewish a royalty of five percent (5%) of Net Sales of such products. Payments to National Jewish under this Section 4.5 shall be in addition to any other payments due under this Agreement.

4.6 If VistaGen derives a Novel Derived Cell Line and National Jewish wants to license such Novel Derived Cell Line to any third party for Biological Assays, VistaGen shall not unreasonably withhold its agreement to such licenses as long as such license does not represent a reasonable commercial threat to VistaGen's business plan. National Jewish shall pay VistaGen fifty percent (50%) of any cash payments National Jewish actually receives from each such licensee.

4.7 National Jewish acknowledges that VistaGen may be required to acquire rights to additional intellectual property, without which the practice of Licensed Technology would be impossible ("Necessary Intellectual Properly"). For the purposes of this Section, "Necessary Intellectual Property" shall not include any intellectual property which provides an improved means of practicing Licensed Technology or is primarily related to the practice of VistaGen Technology. The Annual Payments and royalties due and payable to National Jewish under Sections 4.1(f), and 4.5, respectively, may be reduced by the fees and royalties payable to other licensees for Necessary Intellectual Property on a dollar for dollar basis up to fifty percent (50%) of the amounts payable to National Jewish in any year (or quarter, in the case of royalties). The Annual Payment paid to National Jewish, after adjustments provided for by this Section 4.7, shall not be less than the Minimum Annual Payment or fifty percent (50%) of the earned Annual Payment, whichever is greater. And in no event shall royalties paid under Sections 4.2 through 4.5, adjusted for the payment of Necessary Intellectual Property be less than fifty percent (50%) of that which is otherwise due to National Jewish for the calendar quarter, as calculated in the reports required by Section 4 9 below.

4.8 No later than June 1 of each year after the Effective Date, VistaGen shall submit an annual report to National Jewish containing financial information sufficient for National Jewish to reasonably verify the accuracy of payments to National Jewish under this Agreement. At a minimum, the annual report will include all information that would normally be disclosed by public companies to the Securities and Exchange Commission.

4.9 If VistaGen receives revenues from sales of products comprising a Discovered Molecule, VistaGen shall pay royalties quarterly and provide royalty reports to National Jewish, beginning on the last day of the first calendar quarter after the first sale of a product comprising such Discovered Molecule. The quarterly royalty reports shall itemize, for each product, the date and quantity of each sale, the price invoiced or received, the royalty due to National Jewish, deductions allowed under Section 1.12 of this Agreement, offsetting payments as allowed under Section 4.7, and the net amount payable to National Jewish.

4.10 Upon National Jewish's request and at National Jewish's sole expense, VistaGen shall permit an independent Certified Public Accountant selected by National Jewish (except one to whom VistaGen has reasonable objections) to have access during ordinary business hours to such of VistaGen's records as may be necessary to determine, in respect of any year ending not more than three (3) years prior to the date of such request, the correctness of any payment made by VistaGen to National Jewish under this Agreement. Such a request can be made no more than once a year. If a discrepancy in payments favoring either party is discovered, appropriate adjustments will be made to correct the error in a timely fashion. If a discrepancy is discovered which is greater than twenty (10) percent of the amount paid National Jewish, VistaGen shall refund reasonable expenses of a 3rd party auditor within 30 days of receiving an invoice for such expenses from National Jewish.

4.11 Interest on Past Due Amounts. VistaGen shall pay National Jewish interest on all payments and royalties past due, at an annual rate equal to the lesser often (10) percent/or the highest rate permitted under applicable law. Any such payments made by VistaGen under this Section 4.10 shall not be construed to cure any breach of this Agreement.

4.12 Taxes Withheld. Any income or other tax that VistaGen is required to withhold on behalf of National Jewish with respect to the payments made to National Jewish under this Agreement shall be deducted from said payments prior to remittance to National Jewish; provided, however, that in regard to any tax so deducted, VistaGen shall give or cause to be given to National Jewish such assistance as may reasonably be necessary to enable National Jewish to claim exemption therefrom or credit therefor, and in each case shall furnish National Jewish proper evidence of the taxes paid on its behalf.

4.13 VistaGen grants to National Jewish a continuing security interest in VistaGen Technology and Licensed Technology, and any proceeds therefrom, to secure the obligations set forth in Section 4.1 (c). VistaGen agrees to execute all other agreements and documents deemed necessary by National Jewish to effect such security interest within two months of the execution of this Agreement. Such security interest will be subordinated only to the security interests of equipment lessors, but otherwise shall have priority over all other security interests until VistaGen's obligations under Section 4.1 (c) are fully satisfied.

SECTION 5 - INTELLECTUAL PROPERTY AND PATENT PROSECUTION

5.1 Ownership. The parlies acknowledge that National Jewish is the owner of Patent Rights, and VistaGen shall have no rights whatsoever in Patent Rights or Licensed Technology except as provided for under this Agreement.

5.2 Government Rights. This Agreement is subject to all of the terms and conditions of Public Law 96-517, as amended, and VistaGen agrees to take all action necessary on its part to enable National Jewish to satisfy its obligations thereunder. In addition, VistaGen agrees to comply with all applicable laws and regulations regarding exports and patent labeling of products.

5.3 Except as provided in this Section 5, National Jewish shall retain the responsibility for prosecution and maintenance of Patent Rights and shall retain authority for decisions regarding such prosecution and maintenance. If National Jewish decides not to maintain and prosecute Patent Rights, VistaGen has the right, but not the obligation, to maintain and prosecute Patent Rights at its discretion.

5.4 National Jewish agrees use its reasonable best efforts to provide VistaGen with copies of all official communications related to prosecution and maintenance of Patent Rights within a reasonable time after receiving the communications, and to provide VistaGen with meaningful and timely opportunities to participate in patent prosecution and maintenance decisions and to review and comment on all official patent communications.

5.5 VistaGen may, with advance written notice to National Jewish 90 days prior to any non-extendable patent prosecution or maintenance deadline, decline to support the further costs of patent prosecution and maintenance for any patent application under Patent Rights, as otherwise required by Section 4.1(d), provided that the rights embodied in said application granted to VistaGen under this Agreement shall revert to National Jewish, and VistaGen shall have no further rights therein.

5.6.           If National Jewish elects to pursue prospective claims by seeking an appeal to the U.S. Federal Circuit or U.S. Supreme Court or if National Jewish elects to pursue prospective claims in an international jurisdiction by appeal or if National Jewish elects to respond to an inter parties interference or opposition proceeding, VistaGen may refuse further payment without loss of existing rights until such time that the appeal or proceeding is successful, if VistaGen has already spent in excess of $30,000 for the prosecution of the claims on appeal in that very jurisdiction or forum

SECTION 6 - REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties bv National Jewish. National Jewish represents and warrants that: (i) to the best of its knowledge, National Jewish is the owner of the entire right, title and interest in and to Licensed Technology and National Jewish

Derived Cell Lines; (ii) to the best ofits knowledge, National Jewish is the owner of the entire right, title and interest in and to any and all intellectual property, including without limitation patent applications and patents, under Patent Rights; (iii) National Jewish has the full power, right and authority to grant the right and license granted to VistaGen hereunder, (iv) to the best ofits knowledge. National Jewish has obtained all necessary assignments from all inventors named in applications under Patent Rights prior to the Effective Date, and (v) National Jewish has the full power, right, and authority to enter into this Agreement and to carry out its obligations hereunder.

6.2 Representation and Warranty by VistaGen. VistaGen represents and warrants that VistaGen has the full power, right, and authority to enter into this Agreement and to carry out its obligations hereunder

6.3 Limitation of Warranty EXCEPT FOR THE EXPRESS WARRANTEES SET FORTH IN SECTIONS 6.1 AND 6.2, NATIONAL JEWISH AND VISTAGEN GRANT NO WARRANTEES, EXPRESS OR IMPLIED, EITHER IN FACT OF BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND NATIONAL JEWISH AND VISTAGEN EACH SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT.

SECTION 7 - INFRINGEMENT

7.1 Each party shall inform the other promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof Each party shall use reasonable efforts, and cooperate with the other party, to terminate any infringement without litigation.

7.2 VistaGen shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights for use in Screening Systems. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of National Jewish, which consent shall not unreasonably be withheld. VistaGen may include National Jewish as a party in any such suit subject to indemnifying National Jewish and its affiliates against any order for costs or other damages that may be made against National Jewish or its affiliates in such proceedings.

7.3 In the event that VistaGen shall undertake the enforcement and/or defense of the Patent Rights by litigation, VistaGen may withhold up to fifty percent (50%) of all Annual Payments otherwise due National Jewish under Article 4 hereunder and apply the same toward reimbursement of up to half of VistaGen's reasonable and customary, documented, third party expenses, including reasonable attorneys' fees, in connection therewith, incurred during that reporting period. VistaGen shall not withhold any additional amounts under this paragraph than are necessary to reimburse fifty (50) percent of expenses and attorneys' fees actually incurred as of the date such amounts are payable to National Jewish, and in no case shall National Jewish be paid less than fifty (50) percent of the amount due.

7.4 If within six (6) months after having been notified of any alleged infringement, VistaGen shall have been unsuccessful in persuading the alleged infringer to desist or shall not have brought and shall not be diligently prosecuting an infringement action, or if VistaGen shall notify National Jewish at any time prior thereto of its intention not to bring suit against any alleged infringer in the Territory, then, and in those events only, National Jewish shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights in the Territory. The total cost of any such infringement action commenced or defended solely by National Jewish shall be borne by National Jewish. Any award paid by infringers as a result of such action shall be retained by National Jewish, except for any reasonable and customary, documented, third party legal expenses incurred by VistaGen for cooperative actions taken at the written request of National Jewish.

7.5 In the event VistaGen initiates or carries on legal proceedings to enforce Patent Rights against any alleged infringer, any award paid by third parties as result of such proceedings (whether by way of settlement or otherwise) shall First be applied to reimbursement of unreimbursed, reasonable and customary, documented, third party legal fees and expenses incurred by VistaGen, then toward reimbursement of any unreimbursed reasonable and customary, documented, third party legal fees and expenses of National Jewish, then, if applicable, toward reimbursement of National Jewish for the amount of any payments withheld pursuant to Section 7.3, and then the remainder shall be divided among the parties in direct proportion to each party's Risked Capital For the purposes of this Section 7.5 only, "Risked Capital" shall mean (i) for National Jewish, the unreimbursed third party legal fees of this Section 7.5 plus amounts withheld by VistaGen pursuant to Section 7.3, and (ii) for VistaGen, the unreimbursed third party legal fees of this Section 7.5.

7.6 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against VistaGen, National Jewish, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and participate in defense of the action at its own expense.

7.7 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.8 VistaGen shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer in the Territory for future use of the Patent Rights in Screening Systems. Any payments or royalties as part of any suchsublicense shall be shared with National Jewish by mutual agreement, under terms as consistent with Article 4 as possible.

SECTION 8 - TERM AND TERMINATION

8.1 Term. The term of this Agreement shall commence on the Effective Date and continue in fiill force and effect until expiration of the last valid claim under Patent Rights, unless earlier terminated as otherwise provided in this Agreement.

8.2 Termination bv VistaGen. VistaGen may terminate this Agreement at any time for any reason, such termination to be effective sixty (60) days after the date of receipt by National Jewish of VistaGen's written notice of termination.

8.3 Termination for Breach or Default. In the event that either party to this Agreement shall be in breach or default of an obligation under this agreement and shall fail to remedy such breach or default within sixty (60) days after receipt of written notice thereof by the other party, where such notice will contain a full description of the event or occurrence constituting a breach of the Agreement, the non-breaching party to this Agreement shall be entitled to terminate this Agreement upon written notice to the party in breach or default at any time after such sixty (60) day period. Either party may immediately terminate this agreement for fraud, willful misconduct or illegal conduct of the other party upon written notice of same to the other party.

8.4 Termination Upon Bankruptcy. If, during the term of this Agreement, VistaGen shall become bankrupt or insolvent or if the business of VistaGen shall be placed in the hands of a receiver or trustee, whether by voluntary act of VistaGen or otherwise, or if VistaGen shall cease to exist as an active business, this Agreement shall, to the extent permitted by law, immediately terminate.

8.5 If VistaGen fails to pursue commercialization of the Licensed Technology substantially as described in Section 3, National Jewish shall have the option of terminating this Agreement.

8.6 Consequences of Termination. Termination of this Agreement shall not affect the financial obligations of the parties that have accrued prior to the effective date of termination. If VistaGen has sublicensed the rights to any Discovered Molecules to any third parties, such sublicenses shall survive termination of this Agreement, provided that the Sublicensee is not in breach of such sublicense at the time this Agreement is terminated, and provided that the Sublicensee agrees to renegotiate the license with National Jewish, in good faith, for substantially the same terms as it agreed to with VistaGen, taking into account changes which may be necessary to protect National Jewish's mission and non-profit status.

8.7 Survival. The following sections of this Agreement are the only sections that shall survive termination of this Agreement for any reason: Section 1; any financial obligations of VistaGen under Sections 4.1,4.2, 4.3, 4.4, or 4.5 which accrued prior to termination; any financial obligations of National Jewish under Section 4.6 that accrued prior to termination; Sections 4.8 and 4.9, for one year following termination; Section 4.10, for three years following termination; Sections 4.11, 4.12, and 4.13; Sections 5,1 and 5.2; any financial obligations of the parties under Section 7 which accrued prior to termination; Section 7.7; Sections 9.1, 9.2, 9.4, 9.6; Section 9.8 , for five years following the termination; Section 9.9; and Section 10.

SECTION 9 - MISCELLANEOUS

9.1     Notices. It shall be a sufficient giving of any notice, request, report, statement disclosure, or other communication hereunder, if the party giving the same shall deposit a copy thereof in the United States Post Office in certified mail, postage prepaid, addressed to the other party at its address hereinafter set forth or at any other address as the other party shall have theretofore in writing designated:

National Jewish:

James D. Crapo, M.D.
Executive Vice President for Academic Affairs National Jewish Medical and Research Center 1400 Jackson Street Denver, Colorado 80206

VistaQen:

H. Ralph Snodgrass President & CEO VistaGen, Inc. 325 Middlefield Road Mounatin View, CA 94043

The date of giving any such notice, request, report, statement, disclosure, or other communications, and the date of making any payment hereunder required (provided such payment is received), shall be the actual date of receipt.

9.2     Indemnity and Insurance. VistaGen agrees to indemnify, hold harmless and defend National Jewish, its trustees, officers, employees and agents against any and all claims, suits, losses, damages, costs, fees and expenses, including attorney fees, resulting from or arising out of the exercise of this license. VistaGen shall not be responsible for the negligence or intentional wrongdoing of National Jewish. National Jewish agrees to indemnity, hold harmless and defend VistaGen, its officers, directors and agents against any and all claims, suits, losses, damages, costs, fees and expenses, including attorney fees, resulting from or arising out of the breach of any representation of National Jewish in this Agreement. In the event VistaGen or any Sublicensee develops, with the intent to produce, transfer or offer for sale, any product comprising, in whole or in part, a Discovered Molecule or any National Jewish Derived Cell Line or Novel Derived Cell Line, VistaGen or its Sublicensee shall obtain and carry in full force and effect liability insurance which shall protect VistaGen and National Jewish with respect to any and all claims and expenses indemnified in this Section 9,2. The nature and extent of such insurance coverage shall be commensurate with usual and customary industry practices.

9.3 Status of Parties. Neither party hereto is an agent of the other party for any purpose whatsoever.

9.4 Use of Names. Neither party will, without the prior written consent of the other party, use in advertising, publicity or otherwise, any trade name, trademark, trade device, service mark, symbol, or any abbreviation, contraction or simulation thereof owned by the other party, use the name of any employee or agent of the other party in any publication, publicity, advertising or otherwise, or represent, either directly or indirectly, that any product or service of the other party is a product or service of the representing party, or that it is made in accordance with or utilizes information or documents of the other party. However, each party may acknowledge the existence of this Agreement and the parties hereto, publicly or privately, as necessary for carrying out its business or as required by law. VistaGen shall allow National Jewish to review alt relevant portions of any documents filed with the U.S. Securities and Exchange Commission that contain references to National Jewish Medical and Research Center or this Agreement, such review to be conducted in a timely manner so as not to unreasonably delay such filings.

9.5 Entire Agreement. This Agreement, including any schedules or other attachments that are incorporated herein by reference, contains the entire agreement between the parties as to its subject matter. This Agreement merges all prior discussions between the parties and neither party shall be bound by conditions, definitions, warranties, understandings or representations concerning such subject matter except as provided in this Agreement or as may be specified later in writing and signed by the properly authorized representatives of the parties. This Agreement can be modified or amended only by written agreement duly signed by persons authorized to such agreements on behalf of the parties.

9.6 Waiver. The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party's failure to insist upon strict performance or at any time in the future, and such term or terms shall continue in full force and effect.

9.7 Titles. Ail titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

9.8 Confidentiality. All confidential information concerning the subject matter of this Agreement disclosed to one party by the other orally or in written form shall be maintained in confidence by the other party and shall not be disclosed to any other person, firm or agency, governmental or private, or used for purposes other than those set forth in this Agreement, without the prior written consent of the other party, except to the extent such information;

(i)	is known at the time of its receipt by the receiving party as documented by written records dated prior to such disclosure; or
(ii)	is in the public domain other than through the fault of the receiving party; or
(iii)	is subsequently disclosed to the receiving party by a third party who may lawfully do so and who is not under an obligation of confidentiality to the supplying party; or

(iv)	is required to be disclosed to the Securities and Exchange Commission in tilings by VistaGen therewith or to other governmental agencies to facilitate the issuance of marketing approvals for Products;
(v)	is disclosed by VistaGen to potential Sublicensees within the terms of this Agreement, which Sublicensees shall first agree to be bound by the confidentiality obligations contained in this Agreement;
(vi)	must reasonably be disclosed by National Jewish to third parties as part of efforts to secure other non-exclusive licenses for identification and characterization of Discovered Molecules; or
(vii)	is required to be disclosed in a judicial or administrative proceeding after legal remedies for maintaining the subject matter in confidence have been exhausted.

9.9 Financial Terms. Neither party shall disclose the financial terms of this Agreement to any third party (other than the employees of either party) without the prior written consent of the other party, unless such disclosure is otherwise required by law or applicable regulation.

9.10 Publications. VistaGen agrees to supply National Jewish with copies of all written confidential documents or presentation materials at least thirty (30) days prior to any publication or oral presentation of those materials, in order to allow National Jewish to review those materials for the purposes of protecting confidential information and intellectual property.

9.11 Force Majeure. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the parties, including, but not limited to, the following: act of God; fire;

storm; flood, earthquake; accident; war, rebellion; insurrection; riot; invasion; strike, and lockouts, and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

9.12 Assignability. This Agreement shall be binding upon and inure to the benefit of respective successors and assigns of the parties hereto, however, a party may only assign its rights hereunder with the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. In order to obtain the other party's written consent, the assigning party shall advise the other party in writing as to the entity to which it wishes to assign this Agreement. The other party shall respond to the assigning party's request within ten (10) days of receipt of the assigning party's notice. If the other party shall refuse to provide its consent, it shall provide its reasons in writing. Failure by the other party to respond within said ten (10) day period shall be deemed consent to the assigning party's request. Notwithstanding the foregoing, VistaGen shall have the right to Assign this Agreement without the prior written consent of National Jewish in connection with the sale or merger of all or substantially all of its assets, provided that VistaGen is not in breach and that the assignee agrees in writing to the terms of this Agreement.

9.13 Severance. Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void, or unenforceable, the validity, legality, or enforceability of any other clause or portion of this Agreement will not be affected thereby.

SECTION 10 - DISPUTE RESOLUTION

10.1    If one of the parties hereto declares that a dispute between the parties has arisen related to this Agreement, such dispute shall, in the first instance, be the subject of good faith negotiations between the parties to resolve such dispute. Meetings to resolve disputes shall be held within thirty (30) days of notice in the jurisdiction of the party that did not first allege the existence of a dispute, unless another location is selected that is mutually acceptable to the parties. Should the negotiations not lead to a settlement of the dispute within thirty (30) days of the date of the meeting, the parties shall refer the dispute to a mutually acceptable mediation service in Salt Lake City, Utah to resolve the dispute. The mediation shall be attended by individuals from within each party who have decisionmaking authority with respect to the matter in question. If the mediation does not lead to a settlement of the dispute within sixty (60) days after the date of the last meeting to resolve the dispute, then the parties shall submit the issue to final and binding arbitration before a panel of arbitrators under the rules of the American Arbitration Association. Unless the parties otherwise agree, arbitration will be held in the jurisdiction of the party that did not first allege the existence of the dispute. The panel of arbitrators shall consist of three parties: one selected by each party, as well as a disinterested third party that the two arbitrators shall name. The third arbitrator shall be a person who has had experience in the business of biotechnology or pharmaceutical licensing. If a qualified person in thisfield cannot be found and agreed upon, the two arbitrators shall use their own discretion and select a third arbitrator with qualifications as they deem appropriate- The throe arbitrators shall be given full power to hear and finally determine and dispose of all disputes between the parties that may arise from or that are related to this Agreement. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any party. The arbitrators shall make their ruling in writing no later than thirty (30) days after the hearing. The decision of two of the three arbitrators shall be binding on the parties. No party has the right to appeal the ruling, to any court or otherwise. Judgment upon the decision rendered may be entered in any court having jurisdiction or application may be made to such court of a judicial acceptance of the award and an order of enforcement, as the case may be. AH fees and expenses payable with respect to the mediation and arbitration proceedings shall be shared by both parties during the course of the mediation and arbitration proceedings, but, in the case of the arbitration, shall be reimbursed in favor of the prevailing party after the arbitration ruling is rendered.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

National Jewish Medical and Research Center

By: James Crapo

Executive Vice President for Academic Affairs

VistaGen, Inc.

By: H. Ralph Snodgrass

President & CEO
Executive Vice President for Academic Affairs
Date:   July 12, 1999

AMENDMENT TO LICENSE AGREEMENT

THIS AMENDMENT TO LICENSE AGREEMENT (the "Amendment"), effective as of January 25, 2001 ("Effective Date"), is entered into by and between NATIONAL JEWISH MEDICAL AND RESEARCH CENTER ("National Jewish"), a non-profit medical and research institution organized under the laws of Colorado and having principal offices at 1400 Jackson Street, Denver, Colorado 80206, and VistaGen, Inc., a corporation having an address at 325 Middlefield Road, Mountain View, California, 94043 ("VistaGen").

WHEREAS, National Jewish and VistaGen executed a License Agreement dated July 12, 1999 related to National Jewish technologies and patents ("the 1999 License Agreement"); and

WHEREAS, the parties wish to amend the 1999 License Agreement

NOW, THEREFORE, National Jewish and VistaGen agree to amend the 1999 License Agreement as follows:

1.
In the second paragraph of the 1999 License Agreement, fourth line, delete "(hereinafter, "Inventor")" and add the following language to the end of the clause, after the word "co-inventors" Kyunghee Choi, Ph.D., Meri Firpo, Ph.D., Robert Hawley, Ph.D., and Marion Kennedy, M.Sc. (collectively, "Inventor")".

2.
In Section 1.8 of the 1999 License Agreement, first line, change the number "08/843,686" to the number "08/343,686", and in the second line, after the words "and any patents issued therefrom" insert the words: "(including, without limitation, issued patent numbers 5,914,268, 5,874,301, and 6,110,739)".

3.	Replace Section 1.12 of the 1999 License Agreement in its entirety with the following:

"1.12 "VistaGen Revenues" shall mean (i) all revenues or other income received by VistaGen and any Subsidiaries (as hereinafter defined), and (ii) all gross proceeds received by VistaGen and its Subsidiaries pursuant to the issuance of VistaGen (and its Subsidiaries) securities (other than common stock issued to employees and consultants), including, without limitation, (a) sales of products or services; (b) research agreement revenues; (c) sales of equity, as calculated below; (d) any gross proceeds (at the time of the transaction) received from the sale of all or part of VistaGen's business (including the sale of any Subsidiaries), including the fair market value of any property, including securities, received upon such sale; (e) sale of debentures or other convertible instruments; and any other proceeds, revenues, or other income that would normally be disclosed by public companies under Federal securities laws. VistaGen Revenues derived from sales of equity shall include one hundred percent (100%) of all equity issued by VistaGen and its Subsidiaries subsequent to the Effective Date up to fifteen million dollars ($15,000,000); shall include gross proceeds received by VistaGen and its Subsidiaries pursuant to that equity that is Above Market Value on equity raised in excess of fifteen million dollars ($! 5,000,000); and shall not apply to and shall terminate upon the conclusion of the first equity issuance pursuant to an effective registration statement filed with the Securities and Exchange Commission. Any property other than cash or marketable securities included in VistaGen Revenues shall be valued at the fair market value of such property."

        4. Add a new Section 1.14 to the 1999 License Agreements which shall read:

"1.14      "Subsidiary" shall mean any corporation or other entity: which is wholly owned by VistaGen; in which VistaGen holds more than fifty percent (50%) of the issued and outstanding equity; or over which VistaGen has decision making control (e-g-> by virtue of authority to select a majority of the members of the Board of directors).

5.
In Section 2.1 of the 1999 License Agreement replace the first sentence which currently states "Subject to the terms and conditions of this Agreement, National Jewish hereby grants to VistaGen an exclusive worldwide right and license under Patent Rights, with the right to sublicense, (i) to make, have made, use, sell, offer to sell, and import Screening Systems using Licensed Technology, and (ii) to National Jewish rights to Novel Derived Cell Lines derived solely by parties other than National Jewish employees worldwide for use in Screening Systems." with the following language:

"Subject to the terms and conditions of this Agreement, National Jewish hereby grants to VistaGen an exclusive worldwide right and license under Patent Rights, with the right to sublicense to make, have made, use, sell, offer to sell, and import Screening Systems and Biological Assays using Licensed Technology."

6.
Delete Section 2.2 of the 1999 License Agreement that currently states "Subject to the terms and conditions of this Agreement, National Jewish hereby grants to VistaGen a non-exclusive worldwide right and license under Patent Rights, without the right to grant sublicenses, to make and use Licensed Technology for Biological Assays."

7.
In Section 2,3 of the 1999 License Agreement, replace Section 2.3 which currently states "National Jewish hereby grants VistaGen a time-limited, exclusive option to negotiate a license or licenses, under commercially reasonable terms, to National Jewish's interests in additional applications of Licensed Technology for products and methods other than Screening Systems, Biological Assays, and Novel Derived Cell Lines. Such products and applications shall include, but are not limited to, cell-based therapeutics and gene therapy and gene delivery systems. Such option grant shall remain in effect for 18 montlis following the effective date of this Agreement and shall be renewable for two additional periods of 18 months each subject to (i) a renewal payment to National Jewish of $15,000 by VistaGen within 30 days of each renewal, and (ii) submission of satisfactory evidence of reasonable commercial dueamend diligence with respect to the commercial potential of such additional applications by VistaGen over the course of the preceding 18-month time period/', with the following language;

"Notwithstanding anything to the contrary in this Agreement, prior to granting any rights or license in, to or under the Licensed Technology, excluding licenses to employees and to Inventors as permitted by Section 2.5 of this Agreement but including licenses to Third Parties for funded or sponsored research, for applications other than Screening Systems, Biological Assays and Novel Derived Cell Lines ("Other Applications"), such Other Applications including without limitation cell-based therapeutics and gene therapy and gene delivery systems, National Jewish will first offer to enter into a license agreement with VistaGen for the exclusive rights to the Licensed Technology for Other Applications and all intellectual property covering such applications. For purposes of this Agreement, "Third Party" shall mean any entity or person other than National Jewish, National Jewish1 s employees, an Inventor or VistaGen. To implement the foregoing right of first refusal, National Jewish shall notify VistaGen no later than thirty (30) days after any Third Party expresses to National Jewish a bona fide interest in negotiating a license agreement under Patent Rights for "Other Applications". In the event that VistaGen and National Jewish have not entered into an agreement within sixty (60) days after National Jewish provides such notification to VistaGen ("Negotiation Period"), National Jewish shall be free to enter into a license with respect to - Other Applications with such Third Party, provided that tlie terms ai>d conditions for granting rights and license to such Third Party shall not be more favorable to the Third Party than the terms and conditions last offered to VistaGen in the Negotiation Period without first offering such more favorable terms and conditions to VistaGen for VistaGen's consideration and possible acceptance. If National Jewish has not entered into a license agreement with a Third Party for Other Applications within 120 days after the end of the Negotiation Period, National Jewish shall again comply with the procedures set forth in this Section 2.3 upon receiving from a Third Party a bona fide expression of interest in negotiating any right or license in, to or under the Licensed Technology for Other Applications."

8. In Section 3.1. first line, of the 1999 License Agreement, after the words "Screening Systems" insert the words: "and Biological Assays". In Section 3.1, third Hue, after "services", insert the words: "and Biological Assay-related products and services".

9. Replace Section 3.2 (b)(ii) of the 1999 License Agreement in its entirety with the following:

"develop a format of the technology suitable for high screening consistent with the business plan,"

10. Replace Section 3.2 (c)(i) of the 1999 License Agreement in its entirety with the following:

"execute at least three additional third parry corporate agreements of which at least one is a biological assay discovery-based agreement."

11. In Section 4.1 (b), third line of the 1999 License Agreement, replace the words "one million dollars ($1,000,000)" with "three million dollars ($3,000,000)".

12.	Replace Section 4.1 (f) of the 1999 License Agreement in its entirety with the following:

"(f) Annual cash payments (hereinafter "Annual Payments") of one percent (1%) of VistaGen Revenues up to thirty million dollars ($30,000,000) in each calendar year, plus one half of one percent (0.5%) of VistaGen Revenues greater than thirty million dollars ($30,000,000) in each calendar year, due and payable on February 1 of each year for the prior calendar year during the term of this Agreement. The minimum Annual Payment in any year shall be twenty-five thousand dollars ($25,000). The first such Annual Payment shall be made on or before February 16,2001, calculated from the total of all cumulative VistaGen Revenues received prior to January 1,2001."

13.	In Section 4.2, third line of the 1999 License Agreement, after the words "Screening Systems or Biological Assays", insert the following words:

"(but not if sublicensed together with VistaGen Technology)"

14.	In Section 4.10, tenth line of the 1999 License Agreement, replace the phrase twenty (10)" with "five (5)".

15.	Section 8.5 of the 1999 License Agreement shall be restated in its entirety to state as follows:

"If VistaGen fails to pursue commercialization of the Licensed Technology substantially as described in Section 3, and does not cure such failure within sixty (60) days after written notice thereof is provided to VistaGen by National Jewish, then National Jewish shall have the option of terminating tins Agreement. Notwithstanding the foregoing, if VistaGen's failure is not curable within sixty (60) days, but VistaGen presents to National Jewish, in good faith, a plan for curing such failure in a longer period of time (in any event not to exceed nine (9) months), National Jewish shall not unreasonably withhold its consent to allow VistaGen to pursue such plan (and not to terminate if VistaGen successfully implements such plan) prior to exercising its rights to terminate hereunder."

16.	Section 9,12, fourteenth line, of the 1999 License Agreement shall be amended by inserting after the word "Agreement" the following:

and also provided that the assignee - prior to acquiring the assets of VistaGen --negotiates in good faith with National Jewish an amendment to Section 4.1(f) of this Agreement that provides for compensation to National Jewish that is substantially equivalent and no less favorable to National Jewish than is provided in this Agreement."

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first written above-

National Jewish Medical and Research Center
istaGen, Inc.
James D. Crapo, MD
Executive
H. Ralph Snodgrass, Ph.D. President and CEO

1/29/01
'Vice President for Academic Affairs

National Jewish
Medical and Research Center

Global Leader in Lung, Allergic and Immune Diseases

1400 Jackson Street
Denver, CO 80206
303 388 4461
800 423 ftfi91 http://www.njc.org

November 6, 2002

Ralph Snodgraas, Ph.D.
CEO
Vistagen, Inc.
1450 Rollins Road
Burlingame, CA 94010

Dear Ralph:

As you know, National Jewish Medical and Research Center and Vistagen, Inc. entered into a license agreement dated July 12, 1999 and amended January 25,2001 (hereinafter, the "License Agreement"). The purpose of this letter is;

    • to transmit the attached Second Amendment to the License Agreement; and

    •  to acknowledge that National Jewish Medical and Research Center agrees that VistaGen has> to National Jewish's satisfaction as of the date of this letter, sufficiently achieved the diligence milestones set forth in the License Agreement under Section 3.2 (a) and (b), based upon your description of the status of those milestones in the attached schedule.

National Jewish shall not take any action that may be authorized by the License Agreement in the event of any failure of Vistagen to meet the milestones in Section 3.2 (a) and (b)

Sincerely,

James D. Crapo, MD

Executive Vice President for Academic Affairs

May 30, 2002

Summary of Diligence Milestones: NJMC License Agreement

Effective Date: July 1, 1999 amended January 25, 2001

Section 3 Diligence and Milestones

3.1 Reasonable Best Efforts Clause

3.2 Additional Diligence Obligations

SECOND AMENDMENT TO LICENSE AGREEMENT

THIS SECOND AMENDMENT TO LICENSE AGREEMENT (the "Amendment"), effective as of November 4, 2002 ("Effective Date"), is entered into by and between NATIONAL JEWISH MEDICAL AND RESEARCH CENTER ("National Jewish"), a non-profit medical and research institution organized under the laws of Colorado and having principal offices at 1400 Jackson Street, Denver, Colorado 80206, and VistaGen, Inc., a corporation having an address at 1450 Rollins Road. Burlingame, California, 94010 ("VistaGen").

WHEREAS, National Jewish and VistaGen executed a License Agreement dated July 12, 1999, and further amended January 25,2001, related to National Jewish technologies and patents ("the 1999 License Agreement"); and

WHEREAS, the parties wish to further amend the 1999 License Agreement.

NOW, THEREFORE, National Jewish and VistaGen agree to a second amendment of the 1999 License Agreement as follows:

1. In Section 3.2 (c) line 1 of the 1999 License Agreement, replace the word " third "
with the word "fourth".

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

James D. Crapo, M.D.
Executive Vice President for Academic Affairs

H. Ralph Snodgrass; Ph.D. President and CEO

Date

THIRD AMENDMENT TO LICENSE AGREEMENT

THIS THIRD AMENDMENT TO LICENSE AGREEMENT (the "Amendment"), effective as of March 3, 2003, is entered into by and between NATIONAL JEWISH MEDICAL AND RESEARCH CENTER ("National Jewish"), a non-profit medical and research institution organized under the laws of Colorado and having principal offices at 1400 Jackson Street, Denver, Colorado 80206, und VistaGen Therapeutics, Inc., a corporation having an address at 1450 Rollins Road, Burlingame, California, 94010 ("VistaGen").

WHEREAS, National Jewish and VistaGen executed a License Agreement dated July 12. 1999, as amended January 25, 2001 and November 4, 2002, related to National Jewish technologies and patents ("the 1999 License Agreement"); and

WHEREAS, the parties wish to further amend the 1999 License Agreement to clarify certain aspects of the agreement related to sublicensee payments and exclusion of sublicensee purchases of VistaGen equity from the definition thereof.

NOW, THEREFORE, National Jewish and VistaGen agree to a third amendment of the 1999 License Agreement as follows:

1.0     Add a new Section 1.15 to read as follows:

"Sublicensee Payments” shall mean all cash payments received by VistaGen directly in connection with a sublicense to Sublicensees and/or investors of rights hereunder relating to Biological Assays or Screening Systems, including, but not limited to license or sublicense fees, option fees, technology access fees, milestone payments and royalties for the sale of products or services using Patent Rights or Licensed Technology. For the sake of clarity, 'Sublicensee Payments' shall not include any bona fide research and development funding or any payments received by VistaGen from a Sublicensee and/or investor in exchange for issuance of shares of VistaGen's capital stock or options to purchase shares of VistaGen's capital stock or other securities convertible into or exercisable for shares of VistaGen's capital stock, provided that the net proceeds of any such payments for stock or options in excess of the market value for such stock or options at the time such stock is issued or such options are granted shall be included in Sublicensee Payments if the payments arc part of an agreement related to research or development related to Biological Assays or Screening Systems. National Jewish and VistaGen agree to negotiate in good faith an equitable pro-rata portion of such proceeds in excess of market value to be included as Sublicensee Fees provided that such agreement with a Sublicensee and/or investor is related to research and development of technology other than Biological Assays and Screening Systems using Patent Rights and Licensed Technology."

2.0     Replace Section 4.2 of the 1999 License Agreement entirely with:

"4.2   If VistaGen sublicenses Licensed Technology, National Jewish Derived Cell Lines or Novel Derived Cell Lines derived solely by National Jewish to a third party (o practice Screening Systems or Biological Assays (but not if sublicensed together with VistaGen Technology), VistaGen shall pay National Jewish sublicense fees equal to fifty percent (50%) of any Sublicensee Payments received from each such Sublicensee. Such sublicense fees shall be due and payable to National Jewish within thirty days of receiving such Sublicensee Payments from such Sublicensees. Payments to National Jewish under this Section 4.2 shall be in addition to any other payments due under this Agreement."

3.0     Replace Section 4.3 of the 1999 License Agreement entirely with:

"4.3   If VistaGen sublicenses Licensed Technology, National Jewish Derived Cell Lines or Novel Derived Cell Lines derived solely by National Jewish, together with VistaGen Technology, to a third party to practice Screening Systems or Biological Assays, VistaGen shall pay National Jewish sublicense fees equal to ten percent (1Q9&) of any Sublicensee Payments received from each such Sublicense executed prior to July 1, 2003 and fifteen percent (15%) of any Sublicensee Payments received from each such Sublicensee executed after July 1,2003. Such sublicense fees shall be due and payable to National Jewish within thirty days of receiving such Sublicensee Payments from such Sublicensees. Payments to National Jewish under this Section 4.3 shall be in addition to any other payments due under this Agreement."

4-0     Add a new Section 4.14 to Section 4, which shall read:'

"4.14 VistaGen agrees to pay National Jewish One Hundred Thousand Dollars ($100,000) in the form of VistaGen Series C Prcfened stock under terms of its Series C Preferred Stock Purchase Agreement dated December 28, 2004 attached hereto as Exhibit A. VistaGen also agrees to issue National Jewish a 5-year warrant to purchase 80,000 shares of VistaGen Common Stock at a price of $0.60 per share. Within 30 days from the execution date of this 3"1 Amendment, VistaGen will issue all documents necessary to affect such purchase and Notional Jewish shall within 30 days thereafter execute and return such documents.

IN WITNESS THEREOF, the panics hereto have executed this Amendment as of the day and year first written above.

National Jewish Medical and Research Center       VistaGen Therapeutics, Inc.

[signature sheet to 3 Amendment to License Agreement]

IN WITNESS WHEREOF, the parties have executed this Series C Preferred Stock Purchase Agreement as of the date first above written.

INVESTOR:

NATIONAL JEWTSH MEDICAL AND RESEARCH CENTER

Signature Page to the VistaGen Therapeutics, Inc. Series C Preferred Stock Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors' Rights Agreement as of the date first above written.

INVESTOR:

NATIONAL JEWISH MEDICAL AND RESEARCH CENTER

Signature Page to the VistaGen Therapeutics, Inc. Fourth Amended and Restated Investors' Rights Agreement

INSTRUMENT OF CANCELLATION OF INDEBTEDNESS

OCTOBER 2005

National Jewish Medical and Research Center ("NJMRC") hereby acknowledges that the delivery by VistaGen Therapeutics, Inc. (the "Company") of a certificate representing 166,666 shares of the Company's Series C Preferred Stock (the "Shares") to NJMRC constitutes full satisfaction of $100,000 of the outstanding principal balance owed by the Company to NJMRC pursuant to that certain note, invoice, or other evidence of obligation, a copy of which is attached hereto as Exhibit A. and NJMRC hereby agrees to cancel and forgive such obligation as full consideration for the issuance of the Shares. NJMRC further hereby acknowledges receipt of said certificate representing the Shares.

This instrument shall be effective as of the date first written above.

NATIONAL JEWISH  HEALTH
Technology Science
Transforming Life
Transfer Office
1400 Jackson Street-M206
Denver, CO 80206National Jewish Health
Phone: 303.398.1045

4/15/2010

H. Ralph Snodgrass, Ph.D. President & CSO VistaGen Therapeutics, Inc. 384 Oyster Point Blvd, #8 South San Francisco, CA 94080

Dear Dr. Snodgrass,

Please find the attached agreement amendment. If you have any questions, please don't hesitate to contact Dr. Emmanuel Hilaire, Manager, Technology Transfer Office at HilaireE@NJHealth.org and:

Emmanuel Hilaire, Ph.D. Manager, Technology Transfer Office National Jewish Health, Room M206B 1400 Jackson Street Denver, CO 80206 USA

Or myself.
Thank you very much!

Sincerely, Stephanie Piersma

Program Administrator National Jewish Health Technology Transfer Office 303.398.1045 PiersmaS@NJHealth.org

FOURTH AMENDMENT TO LICENSE AGREEMENT

This Fourth Amendment to License Agreement (the "Amendment"), effective as of April 15, 2010, is entered into by and between National Jewish Health, formally National Jewish Medical and Research Center, ("NJH"), a non-profit medical and research institution organized under the laws of Colorado and having a principal offices at 1400 Jackson Street, Denver, Colorado 80206, and VistaGen Therapeutics, Inc., a California corporation having an address at 384 Oyster Point Blvd., # 8, South San Francisco, CA 94080 ("VistaGen").

RECITALS

WHEREAS, NJH and VistaGen executed that certain License Agreement dated July 12, 1999, as amended by that certain First Amendment to License Agreement dated January 25, 2001, as further amended by that certain Second Amendment to License Agreement dated November 4, 2002 and as further amended by that certain Third Amendment to License Agreement dated March 1, 2003, pursuant to which NJH granted VistaGen a license to certain of its technologies and patents (collectively, the "1999 License Agreement");

WHEREAS, the 1999 License Agreement provides that VistaGen must make royalty payments based upon its receipt of VistaGen Revenues (as defined therein), which excludes gross proceeds VistaGen receives from the sale of its equity securities pursuant to an effective registration statement filed with the Securities and Exchange Commission;

WHEREAS, the Company is currently contemplating a possible initial public offering in Canada; and

WHEREAS, VistaGen and NJH now desire to further amend the 1999 License Agreement to clarify the definition of "VistaGen Revenues" to exclude from the definition gross proceeds VistaGen receives from the sale of its securities any initial public offering regardless of jurisdiction and any proceeds from the sale of its securities following such initial public offering.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, VistaGen and NJH hereby agree to amend the 1999 License Agreement as follows:

AMENDMENT

1,          Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the 1999 License Agreement.

2.          Amendment. Effective immediately, Section 1.12 of the 1999 License Agreement shall be deleted in its entirety and amended to read in its entirety as follows:

"1.12 "VistaGen Revenues" shall mean (i) all revenues or other income received by istaGen and any Subsidiaries (as hereinafter defined), and (ii) all gross proceeds received by istaGen and its Subsidiaries pursuant to the issuance of VistaGen (and itsSubsidiaries) securities (other than common stock issued to employees and consultants), including, without limitation, (a) sales of products or services; (b) research agreement revenues; (c) sales of equity, as calculated below; (d) any gross proceeds (at the time of the transaction) received from the sale of all or part of VistaGen's business (including the sale of any Subsidiaries), including the fair market value of any property, including securities, received upon such sale; (e) sale of debentures or other convertible instruments; and any other proceeds, revenues, or other income that would normally be disclosed by public companies under Federal securities laws. VistaGen Revenues derived from sales of equity shall include one hundred percent (100%) of all equity issued by VistaGen and its Subsidiaries subsequent to the Effective Date up to fifteen million dollars ($15,000,000), and shall include gross proceeds received by VistaGen and its Subsidiaries pursuant to that equity that is Above Market Value on equity raised in excess of fifteen million dollars ($15,000,000); provided however, that subsection (ii) of this Section 1.12 shall terminate and be of no further force or effect immediately prior to the closing of any initial public offering of the Company's securities in the United States, Canada or any other jurisdiction (the "IPO") and neither the proceeds received by VistaGen in the IPO nor the proceeds received by VistaGen in any offering of its securities (public or private) thereafter shall be deemed "VistaGen Revenues" for purposes of this Section 1.12. Any property other than cash or marketable securities included in VistaGen Revenues shall be valued at the fair market value of such property as determined by VistaGen's Board of Directors."

3. Acknowledgment. NJH hereby acknowledges that the Company is currently pursuing an initial public offering in Canada and that it may disclose certain material terms of the 1999 License Agreement as amended by this Amendment.

4. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the 1999 License Agreement and shall continue in full force and effect.

5. Conflicting Terms. In the event of any inconsistency or conflict between the 1999 License Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

[Signature Page to Follow]

IN WITNESS THEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

Name: Title:

NATIONAL JEWISH HEALTH

By: /s/ Gregory F. Downey, MD
Name: EVP, Academic Affairs

VISTAGEN THERAPEUTICS, INC.

By: /s/ H. Ralph Snodgrass
Name: H. Ralph Snodgrass, Ph.D.
Title: President